CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Prospectus/Proxy Statement on Form N-14 of our report dated February 25, 2011, relating to the financial statements and financial highlights which appear in the December 31, 2010 Annual Report to Shareholders of Virtus Intermediate Tax-Exempt Bond Fund and Virtus Tax-Exempt Bond Fund, each a series of Virtus Insight Trust, which are also incorporated by reference into the Prospectus/Proxy Statement. We also consent to the reference to us under the heading “Financial Statements and Experts” in such Prospectus/Proxy Statement.

Philadelphia, PA

June 30, 2011